Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-133321 on Form S-4 of The McClatchy Company of our report dated February 23, 2006, relating to the consolidated financial statements of The McClatchy Company and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The McClatchy Company for the year ended December 25, 2005. We also consent to the reference to us under the heading “Experts” in the prospectus/proxy statement/information statement, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Sacramento, California

May 9, 2006